Exhibit 99.1

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Posts Record Results for the Third Quarter of Fiscal 2013

Compared to our Second Fiscal Quarter Record Results:

•                  Earnings per share climbed 24%

•                  Revenues 6% higher

•                  Delhi daily sales volumes up 11%

Houston, TX, May 7, 2013 — Evolution Petroleum Corporation (NYSE MKT: EPM) today reported operating highlights for the quarter ended March 31, 2013, its third quarter of fiscal 2013 (“Q3-13”).

Highlights include:

•                  Earned $2.2 million, or $0.07 per diluted share, a 24% sequential increase

•                  Total daily sales volumes declined 10% sequentially to 626 net barrels of oil equivalent (“BOE”) due to Giddings asset sales during the prior quarter

•                  Delhi daily volumes increased 11% over prior quarter to 566 net gross barrels of oil (“BO”) (7,645 gross BO per day)

•                  Reached agreement to install GARP® technology on a fourth joint venture well and acquired leases to install on fifth Company owned well

Robert Herlin, CEO, said: “We are pleased to report that Delhi production has continued to outperform expectations, and its contribution to revenue has more than offset the sale of our Giddings Field production. We also anticipate that our 24% back-in working interest in the Delhi Field should begin contributing to financial results early in our fiscal 2014 second quarter ending December 31, 2013. Our GARP® business continues to move forward and we acquired enough new leases to begin installation of the technology in a previously abandoned well to further demonstrate incremental hydrocarbon recoverability at a low cost and an increase in well life.”

“Conversely, our first two Mississippian Lime wells that were completed in the prior quarter have not yet performed to expectations. Although we are dissatisfied with the results to date, we are still early in the process of cracking the code for successful development of this potential growth asset and plan to drill a third evaluation well that will apply what we learned to date.”

Quarterly Financial Results

The Company posted back-to-back records in recurring earnings per share, excluding the capital gain recorded in Fiscal 2006. Quarterly earnings to common shareholders increased 24% to $2.2 million, or $0.07 per diluted share, compared to $1.8 million, or $0.06 per diluted share in the prior quarter. Net income increased 71% over the year-ago quarter’s $1.3 million.

Revenues also reached an all-time high by increasing 6% to $6.0 million, compared to last quarter’s record $5.6 million, and increasing 24% compared to the year-ago quarter’s $4.8 million. The increase over the prior quarter was primarily due to a higher rate of Delhi oil production at an oil price of $111.41 per barrel, which was seven dollars higher than the previous quarter and more than offset the loss of Giddings production divested during the second fiscal quarter. The increase over the year-ago quarter was due primarily to higher Delhi oil production, partially offset by the loss of divested Giddings production.

Lease operating expense (LOE) results were mixed, increasing 25% to $0.5 million compared to the prior quarter due primarily to the addition of wells in our Mississippian Lime project and well repairs in retained Giddings Field wells, certain Lopez Field wells and GARP® wells. Compared to the year ago quarter, however, LOE declined 21%. On a BOE basis, LOE during Q3-13 was $9.32 per BOE compared to $6.55 and $11.76 in the sequential and year-ago quarters.

General and administrative expense decreased 2% from the prior quarter to $1.8 million, which was an increase of 14% over the year-ago quarter.  The increase over the prior year was primarily due to higher personnel costs, litigation and other legal expense and transaction costs related to divestments. Results for all periods included significant non-cash stock compensation expense, amounting to 22% of total general and administrative expense in the current quarter and 23% in the year-ago quarter.

Delhi Field, Louisiana

The Company again achieved record sales volumes at Delhi. Sales volumes averaged 566 net BO per day (7,645 gross BO per day) during the current quarter. Current quarter daily volumes were 11% higher than the prior quarter (9% higher in total volumes) and 40% higher than the year-ago quarter (38% higher in total volumes). The increase was due to production response from the capital expenditures in the project during calendar 2012. Net sales volumes from Delhi for all periods were solely from our 7.4% royalty interest that bears no operating expense or capital expenditure obligation. We continued to realize a significant premium in oil price that averaged more than $111 per barrel during the quarter, compared to the $98 per barrel we averaged in our other fields.

Current field production is outperforming the production rate projected in our June 30, 2012 independent reserves report. We now expect that the reversion date of our 23.9% working interest will be accelerated by one or two months, as compared to the projected reversion date in our 2012 reserves report. At reversion, our net revenue interest will more than triple from 7.4% to 26.5%, while our cost bearing working interest will increase from zero to 23.9%.  The operator’s calendar 2013 capital expenditures are focused on expanding the CO2 flood within the previously developed western half of the field based on interpretation of 3D seismic data and field performance. The expansion of the CO2 flood into the balance of the eastern half of the field is now projected to occur in 2014 and 2015, and we have sufficient working capital on hand to fund our expected share of 2014 capital expenditures in the field.

Mississippian Lime Project, Oklahoma

Our first two Mississippian Lime wells were completed and hydraulically fractured late in the prior quarter. Both wells initially produced saltwater at rates less than 3,000 barrels per day to begin reducing reservoir pressure and salt water content, a precursor to achieving projected oil and liquids-rich natural gas production. The high volumes of salt water are economically disposed into our joint venture’s wholly owned disposal well.  Subsequently, the operator installed higher capacity pumps to increase salt water production closer to 4,000 to 8,000 barrels per day rates that other operators in the area have identified as sometimes required.  Reservoir pressure in each well has gradually declined and both wells are now producing modest amounts of oil and gas production. We have analyzed our wells in comparison to nearby wells drilled by other operators with good reported results to determine possible causes for our less than expected oil and gas rates and have determined that the laterals in our wells are located approximately 40’-50’ lower in zone. Consequently, we have proposed to drill a third well higher in the reservoir to further test this project. Our independent reservoir engineer assigned 114 total gross drilling locations to our joint venture leasehold, and we expect to ramp up our development drilling activity in fiscal 2014 assuming that the third well test is successful. Subsequent to the end of the quarter, we elected to reduce our interest in the joint venture’s remaining undeveloped leasehold from 45% to 34% by not paying the remaining balance of the initial purchase price. Those funds will instead be redeployed in the drilling the third evaluation well.

GARP® Technology Commercialization

We reached agreement to install our GARP® artificial lift technology in a third joint venture well with one partner in the Giddings Field, the Appelt #1G, and expect to complete the installation during the fourth quarter of fiscal 2013. We also acquired sufficient new leases to begin work on the installation of GARP® on a previously abandoned well in the Giddings Field, the Philip DL #1, in which we will own 100% of the working interest. The Select Lands #1 joint venture well, in which we successfully installed GARP® during Q2-13 and dramatically increased production, was adversely impacted by the hydraulic fracturing of an offset well, and we have temporarily shut in the well.

We are continuing the commercialization effort for GARP® and are in discussions with multiple parties to demonstrate or launch a broad program of GARP® installations.

Other Fields

We are continuing efforts to monetize the remaining nonGARP® properties in the Giddings Field, excluding our retained royalty interests, and reached a tentative agreement for their sale subsequent to the end of the quarter.

Our first two Mirando Sand oil wells in the Lopez Field in South Texas continue to produce at better than expected rates and a third lease oil well is producing small amounts of oil.  Although the performance to date has confirmed the project potential and we have numerous additional drilling locations, the long lead time to achieve material economic results in an expansion of the project outside of the Lopez Field has led to a noncore designation and consideration for divestment.

Capital Expenditures and Liquidity

Capital expenditures during the quarter were minimal due to our deferral of drilling in the Mississippian Lime project. Capital expenditures through the rest of Fiscal 2013 are expected to be focused on the two pending GARP® installations and initial costs of drilling a third producer well in the Mississippian Lime project.

At March 31, 2013, we had cash and cash equivalents of $22 million compared to $18.0 million as of the end of the previous quarter and $14 million as of June 30, 2012.  Our current working capital of $21 million is more than sufficient to meet our projected capital expenditures during the balance of Fiscal 2013, any likely expansions and projected capital expenditures through the balance of the calendar year. We continue to be debt free.

Conference Call

Evolution Petroleum will host a conference call on Wednesday, May 8th at 11:00 a.m. Eastern Time (10:00 a.m. Central) to discuss results of the quarter. To access the call, please dial 1-800-860-2442, 1-412-858-4600 (International) or 1-866-605-3852 (Canada).  The conference call will also be broadcast live via the Internet and can be accessed through Evolution’s corporate website at www.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States.   Principal assets as of June 30, 2012 include 13.4 MMBOE of proved reserves and 12.7 MMBOE of probable reserves and no debt, which do not include the effect of the Giddings Field divestments and interest reduction in the Mississippian Lime project.  Producing assets include a CO2-EOR project with growing production in Louisiana’s Delhi Field, and noncore producing properties and drilling locations in the Giddings Field of Central Texas and Lopez Field in South Texas.  Other assets include a patented artificial lift technology designed to extend the life of horizontal wells with oil or associated water production.  Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com).

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

 - Financial Tables to Follow -

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Revenues
Crude oil	$5,947,015	$4,532,942	$15,331,836	$12,212,738
Natural gas liquids	27,067	128,319	233,234	499,745
Natural gas	36,485	187,273	385,101	667,609
Total revenues	6,010,567	4,848,534	15,950,171	13,380,092

Operating Costs
Lease operating expenses	525,425	662,461	1,260,922	1,277,848
Production taxes	13,895	15,165	56,131	47,925
Depreciation, depletion and amortization	281,306	316,665	928,342	834,351
Accretion of discount on asset retirement obligations	17,232	20,124	56,090	56,712
General and administrative expenses *	1,778,178	1,560,658	5,298,878	4,454,091
Total operating costs	2,616,036	2,575,073	7,600,363	6,670,927

Income from operations	3,394,531	2,273,461	8,349,808	6,709,165

Other
Interest income	5,495	6,205	16,725	20,163
Interest (expense)	(16,308)	(5,577)	(49,300)	(5,577)
	(10,813)	628	(32,575)	14,586

Net income before income taxes	3,383,718	2,274,089	8,317,233	6,723,751

Income tax provision	986,676	805,989	2,801,393	2,686,778

Net Income	$2,397,042	$1,468,100	$5,515,840	$4,036,973

Dividends on Preferred Stock	168,575	168,575	505,726	461,815

Net income available to common shareholders	$2,228,467	$1,299,525	$5,010,114	$3,575,158

Basic	$0.08	$0.05	$0.18	$0.13

Diluted	$0.07	$0.04	$0.16	$0.11

Weighted average number of common shares

Basic	28,201,106	27,816,963	28,069, 285	27,759,487

Diluted	32,090,152	31,785,184	31,911,808	31,558,152

*General and administrative expenses for the three months ended March 31, 2013 and 2012 included non-cash stock-based compensation expense of $392,433 and $354,469, respectively.  For the corresponding nine month periods, non-cash stock-based compensation expense was $1,139,802 and $1,126,034, respectively.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(Unaudited)

	March 31,	June 30,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$21,694,734	$14,428,548
Certificates of deposit	250,000	250,000
Receivables
Oil and natural gas sales	2,125,506	1,343,347
Joint interest partner	10,529	96,151
Income taxes	92,885	92,885
Other	21,267	190
Deferred tax asset	162,746	325,235
Prepaid expenses and other current assets	144,149	233,433
Total current assets	24,501,816	16,769,789

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full-cost method of accounting, of which $5,349,286 and $6,042,094 at March 31, 2013 and June 30, 2012, respectively, were excluded from amortization	40,251,521	40,476,172
Other property and equipment	58,962	92,271
Total property and equipment	40,310,483	40,568,443

Advances to joint interest operating partner	—	1,366,921
Other assets	261,695	250,333

Total assets	$65,073,994	$58,955,486

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$296,845	$407,570
Due joint interest partner	1,317,559	3,217,975
Accrued compensation	882,298	1,005,624
Royalties payable	177,942	294,013
Income taxes payable	426,693	91,967
Other current liabilities	199,805	71,768
Total current liabilities	3,301,142	5,088,917

Long term liabilities
Deferred income taxes	8,069,553	6,205,093
Asset retirement obligations	824,815	968,677
Deferred rent	57,151	70,011

Total liabilities	12,252,661	12,332,698

Commitments and contingencies (Note 11)

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares authorized, 317,319 shares issued and outstanding at March 31, 2013, and June 30, 2012 with a liquidation preference of $25.00 per share	317	317
Common stock; par value $0.001; 100,000,000 shares authorized; issued 29,190,858 shares at March 31, 2013, and 28,670,424 at June 30, 2012; outstanding 28,400,041 shares and 27,882,224 shares as of March 31, 2013 and June 30, 2012, respectively	29,190	28,670
Additional paid-in capital	30,626,695	29,416,914
Retained earnings	23,069,023	18,058,909
	53,725,225	47,504,810
Treasury stock, at cost, 790,817 shares and 788,200 shares as of March 31, 2013 and June 30, 2012, respectively	(903,892)	(882,022)

Total stockholders’ equity	52,821,333	46,622,788

Total liabilities and stockholders’ equity	$65,073,994	$58,955,486

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net Income	$5,515,840	$4,036,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	958,566	837,673
Stock-based compensation	1,139,802	1,126,034
Accretion of discount on asset retirement obligations	56,090	56,712
Settlements of asset retirement obligations	(52,905)	(30,969)
Deferred income taxes	2,026,948	1,978,496
Deferred rent	(12,860)	(11,115)
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	(782,159)	(523,077)
Receivables from income taxes and other	(21,077)	8,346
Due to/from joint interest partner	20,105	78,110
Prepaid expenses and other current assets	89,284	(81,423)
Accounts payable and accrued expenses	(117,183)	32,397
Royalties payable	(47,339)	(213,316)
Income taxes payable	334,726	34,102
Net cash provided by operating activities	9,108,950	7,328,943

Cash flows from investing activities
Proceeds from asset sales	3,054,976	103,184
Capital expenditures for oil and natural gas properties	(4,395,350)	(2690,604)
Capital expenditures for other property and equipment	—	(47,475)
Other assets	(29,083)	(27,295)
Net cash used in investing activities	(1,369,457)	(2,662,190)

Cash flows from financing activities
Proceeds from issuances of preferred stock, net	—	6,930,535
Preferred stock dividends paid	(505,726)	(461,815)
Proceeds from exercises of stock options	70,500	—
Purchases of treasury stock	(21,870)	—
Deferred loan costs	(16,211)	(159,494)
Net cash provided by (used in) financing activities	(473,307)	6,309,226

Net increase in cash and cash equivalents	7,266,186	10,975,979

Cash and cash equivalents, beginning of period	14,428,548	4,247,438

Cash and cash equivalents, end of period	$21,694,734	$15,223,417

Our supplemental disclosures of cash flow information for the nine months ended March 31, 2013 and 2012 are as follows:

	Nine Months Ended
	March 31,
	2013	2012
Income taxes paid	$304,874	$610,000

Income tax refunds received	—	28,680

Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	(58,675)	(97,583)
Change in due to joint interest partner used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	(467,978)	—
Oil and natural gas properties incurred through recognition of asset retirement obligations	8,558	59,936

Results of Operations — Quarter

	Three Months Ended March 31,			%
	2013	2012	Variance	Change

Sales Volumes, net to the Company:

Crude oil (Bbl)	53,699	40,576	13,123	32.3%

NGLs (Bbl)	857	3,044	(2,187)	(71.8)%

Natural gas (Mcf)	10,743	76,244	(65,501)	(85.9)%
Crude oil, NGLs and natural gas (BOE)	56,347	56,327	20	0.0%

Revenue data:

Crude oil	$5,947,015	$4,532,942	$1,414,073	31.2%

NGLs	27,067	128,319	(101,252)	(78.9)%

Natural gas	36,485	187,273	(150,788)	(80.5)%
Total revenues	$6,010,567	$4,848,534	$1,162,033	24.0%

Average price:
Crude oil (per Bbl)	$110.75	$111.71	$(0.96)	(0.9)%
NGLs (per Bbl)	31.58	42.15	(10.57)	(25.1)%
Natural gas (per Mcf)	3.40	2.46	0.94	38.2%
Crude oil, NGLs and natural gas (per BOE)	$106.67	$86.08	$20.59	23.9%

Expenses (per BOE)
Lease operating expenses	$9.32	$11.76	$(2.44)	(20.7)%
Production taxes	$0.25	$0.27	$(0.02)	(7.4)%
Depletion expense on oil and natural gas properties (a)	$4.81	$5.38	$(0.57)	(10.6)%

(a)         Excludes depreciation of office equipment, furniture and fixtures, and other assets of $10,305 and $10,242, for the three months ended March 31, 2013 and 2012, respectively.

Results of Operations — YTD

	Nine Months Ended March 31,			%
	2013	2012	Variance	Change

Sales Volumes, net to the Company:

Crude oil (Bbl)	145,051	111,250	33,801	30.4%

NGLs (Bbl)	6,616	9,711	(3095)	(31.9)%

Natural gas (Mcf)	132,822	206,841	(74,019)	(35.8)%
Crude oil, NGLs and natural gas (BOE)	173,804	155,435	18,369	11.8%

Revenue data:

Crude oil	$15,331,836	$12,212,738	$3119098	25.5%

NGLs	233,234	499,745	(266,511)	(53.3)

Natural gas	385,101	667,609	(282,508)	(42.3)%
Total revenues	$15,950,171	$13,380,092	$2,570,079	19.2%

Average price:
Crude oil (per Bbl)	$105.70	$109.78	$(4.08)	(3.7)%
NGLs (per Bbl)	35.25	51.46	(16.21)	(31.5)%
Natural gas (per Mcf)	2.90	3.23	(0.33)	(10.2)%
Crude oil, NGLs and natural gas (per BOE)	$91.77	$86.08	$5.69	6.6%

Expenses (per BOE)
Lease operating expenses	$7.25	$8.22	$(0.97)	(11.8)%
Production taxes	$0.32	$0.31	$0.01	3.2%
Depletion expense on oil and natural gas properties (a)	$5.13	$5.17	$(0.04)	(0.8)%

(a)         Excludes depreciation of office equipment, furniture and fixtures, and other assets of $37,017 and $26,794 for the nine months ended March 31, 2013 and 2012, respectively.

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